Exhibit 4.16  -  Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

TO:	IceWEB, Inc.:

In connection with the Confidential Private Placement Memorandum dated the 29th day of September, 2011 (the “Memorandum”), the Subscriber, _____________________________, (the “Subscriber”), is delivering herewith on the ____ day of ____________, 2011 (the “Offer Date”):

(i)           A check payable to SunTrust Bank, N.A., as escrow agent (“Escrow Agent”) for IceWEB, Inc., a Delaware corporation (the “Company”), or evidence of a wire transfer to Escrow Agent’s special escrow account at SunTrust Bank, wire instructions for which are set forth in the Memorandum, the sum of U.S. ___________________________________________ DOLLARS (U.S. $_____________) (the “Subscription Price”), to subscribe for the purchase of _____________ Units, as that term is defined in the Memorandum (the “Units”); and

(ii)          One complete copy of the Purchaser Questionnaire (the “Questionnaire”) executed by the Subscriber in the form of Exhibit C to the Memorandum.

(iii)         One complete copy of the Warrant Agreement (the “Warrant Agreement”) executed by the Subscriber in the form of Exhibit B to the Memorandum. By execution of the Warrant Agreement and/or of this agreement (the “Agreement”), the Subscriber acknowledges that he, she or it may not receive the full allocation of Shares (as defined below) or of Warrants (as defined below) and may instead receive none or a partial amount, as provided in the Memorandum, Warrant Agreement and this Agreement. In such instance, the Subscriber agrees to execute promptly an amended Warrant Agreement reflecting the proper number of Warrants and rights as applicable.

(iv)         One complete copy of this Agreement executed by the Subscriber.

SECTION ONE
THE SUBSCRIPTION

A.      By this Agreement, the Subscriber, in consideration of the Subscription Price, subscribes for the Units, at a price of U.S. twelve cents (U.S. $0.12) per Unit. Each Unit consists of one (1) share of restricted common stock of the Company, par value $0.001 per share (individually, a “Share” and if more than one, the “Shares”); and a warrant to purchase one share of restricted common stock of the Company (individually, a “Warrant” and if more than one, the “Warrants”), at a purchase price of U.S. seventeen cents (U.S. $0.15) per share. Each Warrant is exercisable for a term of sixty (60) months following closing on Subscriber’s subscription to the Units. The Warrants are callable by the Company if the closing price for the Company’s common stock on any exchange closes above U.S. twenty-five cents (U.S. $0.25) per share for ten (10) consecutive trading days. If a Subscriber’s Warrant is not exercised during the sixty (60) month term, it will terminate. Further, for a period of one (1) year from the initial closing date, IceWEB agrees not to issue additional Shares or other securities at a price which is less than U.S. twelve cents ($0.12) per share without the majority consent of common shareholders.

B.      This Agreement shall constitute an offer by the Subscriber on the terms and conditions specified herein and in the Memorandum to purchase the Units.

C.      The Subscriber understands that the execution and delivery of this Agreement will not constitute an agreement between the Subscriber and the Company, until this Agreement is accepted by the Company, which has the right, in its sole discretion, to accept or reject, in whole or in part, the Subscription Price tendered herewith or to allot the Subscriber a lesser number than the Units that he, she, or it is applying for hereunder. The Subscriber may not cancel, terminate, or revoke this Agreement and this Agreement shall survive the death or disability of the Subscriber. This Agreement may not be transferred or assigned by the Subscriber. If this subscription is accepted, a copy of this Agreement, signed by an officer of the Company, on behalf of the Company, will be delivered to the Subscriber.

D.      The Subscription Price delivered herewith is delivered for release by the Escrow Agent only for the purposes and on the terms set forth in the Memorandum, and pending disbursement by the Escrow Agent, the funds will be held in a special escrow account for the benefit of Unit purchasers as provided in the Memorandum.

E.      The Subscriber is executing and delivering this Agreement and, if accepted by the Company, the Company is executing and delivering this Agreement in reliance upon:

(i)           an exemption from the requirement to register the Units with the United States Securities and Exchange Commission (the “SEC”) contained in Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) (15 U.S.C. 77a et seq, as amended); and

(ii)           the exemption from the requirement to register the Units with the SEC afforded by Section 4(2) of the Securities Act (“Section 4(2)”); and Rule 506 (“Rule 506”) of Regulation D promulgated under the Securities Act (“Regulation D”) (17 C.F.R., Part 230 – General Rules and Regulations, Securities Act of 1933; §§ 230.501 - 230.506 inclusive - Regulation D – Rules Governing the Limited Offer and Sale of Securities Without Registration Under the Securities Act of 1933; Rule 506 found at 17 C.F.R. § 506).

SECTION TWO
INFORMATION FURNISHED; ACCESS TO INFORMATION

A.      The Subscriber has been furnished with, and has carefully reviewed, the Memorandum relating to the sale of the Units and the documents attached as exhibits thereto.

B.      The Subscriber understands and acknowledges that the Company has filed certain periodic reports and information with the SEC, pursuant to the provisions of the Securities Exchange Act of 1934 (the “Exchange Act”). The Subscriber understands and acknowledges that the SEC maintains the EDGAR website, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Subscriber understands and acknowledges that the address of the site is http://www.sec.gov. The Subscriber has carefully reviewed the Company’s filings and similar information on the EDGAR website.

C.      The Subscriber and/or his, her, or its attorney, accountant, and/or business adviser, if any, have been furnished any materials relating to the Company, the Units, and any other matters relating to the offering which the Subscriber and/or any such adviser have requested, and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representations or information set forth in the Memorandum.

D.      In addition, the Subscriber, and/or his, her, or its attorney, accountant, and/or business adviser, if any, have received in writing from the Company such other information concerning its operations, financial condition and other matters as the Subscriber has requested in writing, and considered all factors Subscriber deems material in deciding on the advisability of investing in the Units.

E.      The Subscriber and/or his, her, or its advisers, if any, have been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of the Company acting on its behalf concerning the terms and conditions of this transaction and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished; and the Subscriber and/or his, her, or its advisers, if any, have availed themselves of such opportunity to the extent the Subscriber considers appropriate in order to permit the Subscriber to evaluate the merits and risks of an investment in the Company. It is understood that all documents, records and books pertaining to this investment have been made available for inspection, and that the books and records of the Company will be available upon reasonable notice for inspection by investors during reasonable business hours at its principal place of business or other mutually agreeable location. No oral or written representations have been made or oral or written information furnished to the Subscriber in connection with the offering of the Units which were in any way inconsistent with the Memorandum.

F.      Except for the information requested by and furnished to the Subscriber and/or his, her, or its advisers, as described in Section II.C, Section II.D, and Section II.E above, the Subscriber has not relied upon any information or representation not contained in the Memorandum or in the Company’s public filings with the SEC available on the EDGAR website.

G.      Except for the information requested by and furnished to the Subscriber and/or his, her, or its advisers, as described in Section II.C, Section II.D, and Section II.E above, the Subscriber has not relied upon any information or representation made by Anderson & Strudwick, Incorporated (“A&S”), the placement agent for the Units, a broker/dealer registered with the Financial Industry Regulatory Authority (“FINRA”); or any other broker/dealer involved in the sale of the Units which is a part of the Syndicate, as that term is defined in the Memorandum.

SECTION THREE
SUBSCRIBER’S REPRESENTATIONS AND WARRANTIES

The Subscriber hereby represents and warrants to, and agrees with the Company that:

A.      The Subscriber represents that the Subscriber is acquiring the Units for his, her, or its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Subscriber will not sell or otherwise dispose of the Units in violation of applicable securities laws. The Subscriber acknowledges that the certificates representing the Shares or shares purchased through exercise of a Warrant will bear a legend indicating that they have not been registered under the Securities Act and may not be sold by the Subscriber except pursuant to an effective registration statement or pursuant to an exemption from registration requirements of the Securities Act and in accordance with federal and state securities laws.

B.      The Subscriber has the requisite power and authority to enter into and perform this Agreement and to purchase the Units being sold to him, her, or it hereunder. The execution, delivery and performance of this Agreement by the Subscriber and the consummation by him, her, or it of the transactions contemplated hereby have been duly authorized by all necessary individual, partnership, company, trust or corporate action, and no further consent or authorization of such Subscriber or his, her, or its agents, officers, trustees, board of directors, managers, members, partners, or stockholders is required. This Agreement has been duly authorized, executed and delivered by the Subscriber and constitutes a valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with the terms hereof except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against the Subscriber under or by virtue of this Agreement.

C.      The execution, delivery and performance of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of the Subscriber’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Subscriber is a party or by which his, her, or its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Subscriber or his, her or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Subscriber). The Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for him, her or it to execute, deliver or perform any of his, her or its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof.

D.      All information contained in the Questionnaire is true and correct. The Subscriber is an "accredited investor," as such term is defined in Regulation D, is experienced in investments and business matters, has made investments of a speculative nature in the past and, with his, her or its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase of the Units, which represents a speculative investment. The Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss of the entire investment.

E.      The Subscriber is not registered, and is not required to be registered, as a broker-dealer with FINRA, nor is Subscriber affiliated or associated with, or a related person to, any FINRA member.

F.      The Subscriber understands that the Units and the underlying Shares and Warrants are “restricted securities” and have not been registered under the Securities Act or any state securities law.  The Subscriber is acquiring the Units as principal for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution of such Units or the underlying Shares and Warrants, or any part thereof; and has no present intention to distribute any of such Units or the underlying Shares and Warrants, or any part thereof.  The Subscriber is acquiring the Units and the underlying Shares and Warrants in the ordinary course of his, her or its business.  The Subscriber does not have any agreement or understanding, directly or indirectly, with any entity or person to distribute any of the Units or the underlying Shares and Warrants, or any part thereof. The Subscriber is not purchasing the Units or the underlying Shares and Warrants, or any part thereof, as a result of any advertisement, article, notice or other communication regarding the Units or the underlying Shares and Warrants, or any part thereof, published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

G.	The certificate representing the Shares shall bear the following or similar legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ICEWEB, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

H.      The Subscriber understands that the Company is not granting the Subscriber any registration rights and that the Company has no obligation to ever register the Shares for resale under the Securities Act.  The Subscriber further understands that there are no assurances that the Subscriber will be able to rely upon Rule 144 promulgated under the Securities Act in the event it wishes to resell the Shares.

I.      The Subscriber represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless a Subscriber otherwise notifies the Company in writing prior to the Closing Date, shall be true and correct as of the Closing Date (as hereinafter defined).

J.	The foregoing representations and warranties shall survive the Closing Date.

SECTION FOUR
COMPANY REPRESENTATIONS AND WARRANTIES

 The Company represents and warrants to and agrees with the Subscriber that:

A.      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as disclosed in the Memorandum.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  For purpose of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company taken as a whole.

B.      This Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.  The Company has full corporate power and authority necessary to enter into this Agreement and to deliver the Units and the underlying Shares and Warrant.

C.      No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company or the Company's shareholders is required for the execution, issuance and sale by the Company of the Units and the underlying Shares and Warrants. This Agreement and the Units and underlying Shares and Warrants have been approved by the Company’s Board of Directors.

D.      Assuming the representations and warranties of the Subscriber in Section Three are true and correct, neither the issuance and sale of the Units and the underlying Shares and Warrants, nor the performance of the Company’s obligations under this Agreement will violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default in any  material respect) of a material nature under (A) the certificate of incorporation, amendments thereto, or bylaws of the Company, (B) to the Company's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company is a party, by which the Company is bound, or to which any of the properties of the Company is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect.

E.	The Shares upon issuance will:

(i)           be free and clear of any security interests, liens, claims or other encumbrances; and will be subject to restrictions upon transfer under the Securities Act and any applicable state securities laws;

(ii)          be duly and validly authorized, fully paid and nonassessable;

(iii)         not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

(iv)         not subject the holders thereof to personal liability by reason of being such holders, provided the Subscriber’s representations herein are true and accurate and the Subscriber takes no actions or fails to take any actions required for its purchase of the Shares to be in compliance with all applicable laws and regulations; and

(v)         not result in a violation of Section 5 under the Securities Act.

F.	Each Warrant, upon issuance, will:

(i)           be free and clear of any security interests, liens, claims or other encumbrances; and will be subject to restrictions upon transfer under the Securities Act and any applicable state securities laws;

(ii)          be duly and validly authorized;

(iii)         not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

(iv)         not subject the holders thereof to personal liability by reason of being such holders, provided Subscriber’s representations herein are true and accurate and the Subscriber takes no actions or fails to take any actions required for its purchase of the Shares to be in compliance with all applicable laws and regulations; and

(v)          not result in a violation of Section 5 under the Securities Act.

G.      The common stock of the Company to be issued upon valid exercise of a Warrant,  upon issuance, will:

(i)           be free and clear of any security interests, liens, claims or other encumbrances; and will be subject to restrictions upon transfer under the Securities Act and any applicable state securities laws;

(ii)          be duly and validly authorized, fully paid and non-assessable;

(iii)         not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

(iv)         not subject the holders thereof to personal liability by reason of being such holders, provided the Subscriber’s representations herein are true and accurate and the Subscriber takes no actions or fails to take any actions required for its purchase of the Shares to be in compliance with all applicable laws and regulations; and

(v)          not result in a violation of Section 5 under the Securities Act.

H.      The Company is a publicly-held company subject to reporting obligations pursuant to Section 13(a) and 15(d) of the Exchange Act and has a class of common shares registered pursuant to Section 12(g) of the Exchange Act.

I.      During the period of time required by relevant securities laws, the Company has filed in a timely manner with the SEC the Company's Forms S-1 and Forms 10-K, and all periodic and current reports required to be filed with the SEC (hereinafter referred to as the "Reports"); all Reports required to be filed by it under the Exchange Act and is "current" in its reporting obligations thereunder.  As of their respective dates, the Reports comply in all material respects to the best of the Company’s knowledge with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the Reports contained an untrue statement of a material fact required to be stated therein, omits to state a material fact or any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

J.      The financial statements (the “Financial Statements”) of the Company included in the Reports (including in each case the related notes thereto) (i) are in accordance with the books and records of the Company, (ii) are correct and complete in all material respects, (iii) present fairly the financial position and results of operations of the Company as of the respective dates indicated (subject, in the case of unaudited statements, to normal, recurring adjustments, none of which was material) and (iv) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP").

K.       The authorized capital stock of the Company consists of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which approximately 147,693,884 shares of common stock and 626,667 shares of Series B Convertible Preferred Stock were  issued and outstanding as of August 15, 2011.  All outstanding shares of common stock are validly issued, fully paid and non-assessable.

L.	The foregoing representations and warranties shall survive the Closing Date.

SECTION FIVE
CLOSING

A.      The closing of the sale and purchase of the Units (the “Closing”) shall take place at the offices of the Company with respect to the issuance of the Warrants, and at the offices of the Company’s transfer agent, Olde Monmouth Stock Transfer (the “Transfer Agent”), with respect to the issuance of the certificate or certificates representing the Shares, as soon as is practicable following the date on which the Subscription Price is deposited into the special escrow account maintained by the Escrow Agent at SunTrust Bank, N.A., but not later than December 31, 2011 (the “Closing Date”).

B.      At the Closing, the Subscription Price will be delivered by the Escrow Agent to the Company, less payments of fees and expenses to A&S and/or to members of the Syndicate.

C.      At the Closing, the Transfer Agent shall deliver to the Subscriber a certificate or certificates representing the Shares, and the Company shall deliver to the Subscriber the Series N Warrant Agreement, fully executed by the Company, in substantially the form attached to the Memorandum as Exhibit B, granting to the Subscriber the right to purchase that number of shares of Company common stock as specified therein.

D.      The offer and issuance of the Units and the underlying Shares and Warrants to the Subscriber are being made pursuant to the exemption from the registration provisions of the Securities Act afforded by Section 4(2) and by Rule 506 of Regulation D promulgated thereunder.

SECTION SIX
INDEMNIFICATION

A.      The Company agrees to indemnify, hold harmless, reimburse and defend the Subscriber, the Subscriber’s officers, directors, agents, affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any warranty by Company of this Agreement; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder.

B.      The Subscriber agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, affiliates, control persons against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company or any such person which results, arises out of or is based upon (i) any material misrepresentation by the Subscriber or breach of any warranty by the Subscriber of this Agreement; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Subscriber of any covenant or undertaking to be performed by the Subscriber hereunder.

C.      Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section Six and shall only relieve it from any liability which it may have to such indemnified party under this Section Six, except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section Six for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

SECTION SEVEN
MISCELLANEOUS

A.      In the event of a breach of this Agreement by the Company or the Subscriber, the non-breaching party shall notify the party in breach of the Agreement in writing of the details of said breach, with the breaching party being granted ten (10) days following notice of said breach to cure the breach, if the breach can be cured.

B.      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.  However, neither the Subscriber nor the Company may assign any of their respective rights hereunder or delegate their respective duties hereunder.

C.      All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, overnight courier, facsimile transmission (with written confirmation from the recipient of receipt of a facsimile transmission) , or mailed first class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

If to the Company, to its principal executive office as specified in the Reports or to such other address as the Company may designate from time to time, by written notice to the Subscriber:

22900 Shaw Road, Suite 111
Sterling, VA  20166

If to the Subscriber, to the address of Subscriber as specified in the Questionnaire.

D.      No delay on the part of any of the Company or Subscriber in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of the Company or Subscriber of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any other right, power or privilege hereunder.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

E.      This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings (in writing, oral or otherwise) of the parties relating thereto.

F.      This Agreement may be modified or amended only by written agreement of the parties hereto.

G.      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

H.      This Agreement shall be governed by and construed in accordance with (i) the internal laws of the Commonwealth of Virginia without regard to the conflicts of laws principles thereof, with respect to any issue relating to breach or enforcement of contract; (ii) the laws of the United States with respect to any federal securities laws; and (iii) the Delaware General Corporation Law with respect to any issues of corporate law relating to the Company.  The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to, arising out of or under this Agreement, shall be brought solely and exclusively in the Circuit Court of Fairfax County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division.  By its execution hereof, the parties hereby expressly covenant and irrevocably submit to the in personam jurisdiction of said state and federal courts within the Commonwealth of Virginia, and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Fairfax County, Virginia.  The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.  In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

I.       All Section titles or captions contained in this Agreement, in any Exhibit referred to herein or in any Exhibit annexed hereto are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

J.       The Company agrees that it will hold in strict confidence all information and documents received from the Subscriber in connection with the Questionnaire and the submission of this Agreement by the Subscriber to the Company. The Subscriber agrees that it will hold in strict confidence all information and documents received from the Company in connection with the Memorandum and this Agreement executed in connection therewith.  If the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other party all such documents then in such receiving party's possession without retaining copies thereof, provided, however, that each party's obligations under this Section Seven, subparagraph J, to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the other or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or shareholders, which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed.

(SIGNATURES OF THE COMPANY AND THE SUBSCRIBER FOLLOW ON PAGE 13)

IN WITNESS WHEREOF, the Subscriber has caused this Agreement to be submitted to the Company on the Offer Date, and, if accepted, the Company has accepted said offer on the ____ day of ________________, 2011 (the “Acceptance Date“).

THE COMPANY:

IceWEB, Inc.

By:
John Signorello, CEO

THE SUBSCRIBER:

Signature

By:
Name of Signatory

Title